WILLSCOT MOBILE MINI REPORTS THIRD QUARTER 2023 RESULTS

Investor Day Announced Upon Achieving Record Margins, Strong Free Cash Flow, and Accelerating Return on Invested Capital

PHOENIX, November 1, 2023 - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible space and storage solutions, today announced third quarter     2023 results and provided an update on operations and the current market environment, including the following highlights:

•Third quarter revenue increased 5% to $605 million, income from continuing operations increased 17% to $92 million, and Adjusted EBITDA increased 11% year-over-year to $266 million.
•Adjusted EBITDA Margin from continuing operations of 43.9% expanded 250 basis points year-over-year.
•Generated Free Cash Flow of $148 million, up 77% year-over-year, and Free Cash Flow Margin of 24%.
•Invested $333 million of capital in two acquisitions during the quarter, with $494 million invested over last 12 months.
•Returned $220 million to shareholders by repurchasing 5.0 million shares of Common Stock during the quarter, reducing economic share count by 9.2% over the last twelve months as of September 30, 20231.
•Generated 18% Return on Invested Capital ("ROIC") over the last 12 months, which increased approximately 380 basis points year-over-year.
•The Company will host an investor Day on March 4, 2024. Details will be provided at a later date.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini, commented, "Our team delivered excellent financial results in the quarter, driven by continued strength in pricing and Value-Added Products (VAPS) penetration with volumes in line with our expectations."

Soultz continued, "We are generating record Free Cash Flow, with $148 million in Q3 2023 and $533 million over the last 12 months. At the midpoint of our revised guidance, we expect to generate approximately $550 million of Free Cash Flow in 2023, up over 150% since our November 2021 Investor Day. And over the same time horizon, we reduced our economic share count by almost 20% to 193 million common shares outstanding. Our ability to drive Free Cash Flow while reinvesting in our business organically, inorganically, and in our stock illustrates how we generate consistent compound returns over time."

Soultz concluded, "Over the last 12 months, we reinvested $494 million in tuck-in acquisitions. In particular, we made some exciting additions to our portfolio of flexible space solutions with the build-out of North America's leading cold storage leasing platform in Q3 and the addition of a premium large clearspan structures platform in October. These are high-growth categories that complement our existing modular and storage capabilities and extend the spectrum of space solutions available to our customers. With leadership positions in both categories, we expect to scale and grow these businesses meaningfully, building on our unrivaled commercial and operating capabilities and as part of our fully integrated space solutions offering. Along with other recent acquisitions, these expansions will provide for additional growth levers above and beyond the $1 billion of idiosyncratic growth levers which are already in flight."

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2023	2022	2023	2022
Revenue	$604,834	$578,008	$1,752,391	$1,552,069
Income from continuing operations	$91,516	$78,176	$255,516	$177,323
Adjusted EBITDA from continuing operations[2]	$265,480	$239,368	$773,663	$615,784
Adjusted EBITDA Margin (%)[2]	43.9%	41.4%	44.1%	39.7%
Net cash provided by operating activities	$190,998	$210,385	$541,918	$544,238
Free Cash Flow[2,5]	$147,768	$83,386	$410,309	$207,428
Weighted Average Dilutive Shares Outstanding	199,258,304	217,927,725	204,461,042	223,933,319
Free Cash Flow Margin (%)[2,5]	24.4%	13.1%	23.6%	12.0%
Return on Invested Capital[2]	17.6%	16.3%	17.4%	14.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA by Segment (in thousands)[2,6]	2023	2022	2023	2022
Modular	$148,386	$135,246	$436,793	$357,656
Storage	117,094	104,122	336,870	258,128
Consolidated Adjusted EBITDA	$265,480	$239,368	$773,663	$615,784

Third Quarter 2023 Results2

Tim Boswell, President and Chief Financial Officer, commented, "Adjusted EBITDA, Free Cash Flow margin, and Return on Invested Capital accelerated in Q3 2023 and are all performing at record levels heading into 2024. Our excellent financial performance in the quarter was driven by continued strength in pricing across our portfolio, growing Valued-Added Products (VAPS) penetration, outstanding margin performance across all revenue streams, and continued cost discipline. Revenue of $605 million and Adjusted EBITDA of $266 million increased 5% and 11% year-over-year, respectively, with Adjusted EBITDA margin compressing sequentially from increased activation volumes and up 250 basis points from 2022, as expected."

Boswell concluded, "At the midpoint of guidance in 2023, we expect to generate approximately $1,058 million of Adjusted EBITDA. And as we head into 2024, we have high confidence in our $1 billion of idiosyncratic growth levers, as well as incremental opportunities from the recent product line additions that we are actively scaling. We look forward to discussing both existing and new opportunities for value creation across our portfolio at our Investor Day on March 4, 2024, in New York."

Consolidated Q3 2023 Results From Continuing Operations
•Revenue of $605 million increased by 5% year-over-year driven by our organic revenue growth initiatives and the impact of acquisitions.
•Adjusted EBITDA margin from continuing operations was 43.9% in the third quarter of 2023 and increased 250 bps versus prior year driven by continued expansion of most margin lines. Most significantly, leasing margins increased 280 bps versus prior year and delivery and installation margins increased 120 bps versus prior year, both driven by increased pricing and variable cost efficiencies.
Modular Solutions Segment
•Revenue of $388 million increased by 7% year-over-year.
•Average modular space monthly rental rate increased $143 year-over-year, or 14%, to $1,142.
•Average modular space units on rent decreased 1,434 units year-over-year, or 1.7%, to 81,866.
•Adjusted EBITDA of $148 million increased by 10% year-over-year and Adjusted EBITDA Margin of 38.3% expanded by 100 basis points.
Storage Solutions Segment
•Revenue of $217 million increased by 1% year-over-year.
•Average portable storage monthly rental rate increased $49 year-over-year, or 25%, to $246.
•Average portable storage units on rent decreased by 28,252 units year-over-year, or 16.1%, to 147,694.
•Ground Level Office modular products average monthly rental rate of $854 increased 19% year-over-year as a result of price optimization and increased VAPS penetration.
•Average modular space units on rent decreased 3,706, or 16.8%, year-over-year, to 18,410.
•Adjusted EBITDA of $117 million increased by 12% year-over-year and Adjusted EBITDA Margin of 53.9% expanded by 570 basis points.

Capitalization and Liquidity Update2
As of and for the three months ended September 30, 2023:
•Generated $148 million of Free Cash Flow in the third quarter, up 77% year-over-year.
•Invested $333 million of capital in two acquisitions during the quarter, with $494 million invested over last 12 months.
•Completed private offering of $500 million of senior secured notes at 7.375% due 2031. Proceeds were used to repay approximately $494 million of outstanding indebtedness under the ABL Facility and certain fees and expenses.
•Increased excess availability to approximately $1.3 billion under our asset backed revolving credit facility.
•Weighted average pre-tax interest rate, inclusive of our 3.44% floating-to-fixed interest rate swap and recent debt issuance, was approximately 6.1%, and annual cash interest expense based on the current debt structure and benchmark rates was approximately $214 million. Our debt structure is approximately 65% / 35% fixed-to-floating.
•No debt maturities prior to 2025.
•Leverage is at 3.3x last twelve months Adjusted EBITDA from continuing operations of $1,042 million, which is inside our target range of 3.0x to 3.5x.
•Repurchased 5.0 million shares of Common Stock for $220 million in the third quarter 2023, contributing to a 9.2% reduction in our economic share count over the last twelve months.

2023 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2022 Results From Continuing Operations	Prior 2023 Outlook	Current 2023 Outlook
Revenue	$2,143	$2,350 - $2,450	$2,360 - $2,390
Adjusted EBITDA[2,3]	$884	$1,025 - $1,075	$1,050 - $1,065
Net CAPEX[3,4]	$367	$250 - $300	$225 - $275
1 - Assumes common shares outstanding as of September 30, 2023 versus common shares outstanding plus warrants outstanding under the treasury stock method as of September 30, 2022 and the closing stock price of $41.59 on September 30, 2023.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Net Debt to Adjusted EBITDA, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore neither the most comparable GAAP measures nor reconciliations to the most comparable GAAP measures are provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, reported revenue is adjusted to include results from discontinued operations to calculate Free Cash Flow Margin.
6 - During the first quarter of 2023, the ground level office business within the Modular segment was transferred to the Storage segment, and associated revenues, expenses, and operating metrics were transferred to the Storage segment. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. See further discussion within the Unaudited Segment Operating Data tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital, Net CAPEX and Net Debt to Adjusted EBITDA ratio. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information regarding the most comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its third quarter 2023 results and 2023 outlook at 10 a.m. Eastern Time on Thursday, November 2, 2023. To access the live call by phone, use the following link:
https://register.vevent.com/register/BI2ce9e6dc68744e0c9ac96d9c78fbfe6c

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Third Quarter 2023 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot Mobile Mini
WillScot Mobile Mini trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative and flexible temporary space solutions. The Company’s diverse product offering includes modular office complexes, mobile offices, classrooms, temporary restrooms, portable storage containers, blast protective and climate-controlled structures, clearspan structures, and a thoughtfully curated selection of furnishings, appliances, and other services so its solutions are turnkey for customers. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 240 branch locations and additional drop lots throughout the United States, Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2022), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscotmobilemini.com	jake.saylor@willscot.com

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Leasing and services revenue:
Leasing	$466,769	$427,842	$1,356,040	$1,165,787
Delivery and installation	115,598	127,016	334,982	323,396
Sales revenue:
New units	10,155	9,608	29,816	25,322
Rental units	12,312	13,542	31,553	37,564
Total revenues	604,834	578,008	1,752,391	1,552,069
Costs:
Costs of leasing and services:
Leasing	104,331	107,720	300,402	276,165
Delivery and installation	82,081	91,744	238,437	244,861
Costs of sales:
New units	5,096	5,798	16,099	14,875
Rental units	6,682	6,846	16,203	20,216
Depreciation of rental equipment	66,950	68,015	190,556	188,793
Gross profit	339,694	297,885	990,694	807,159
Expenses:
Selling, general and administrative	151,983	140,116	449,685	428,389
Other depreciation and amortization	17,852	15,656	52,371	45,969
Currency losses, net	96	160	6,885	124
Other income, net	(8,336)	(2,520)	(14,533)	(7,597)
Operating income	178,099	144,473	496,286	340,274
Interest expense	53,803	38,009	145,915	101,732
Income from continuing operations before income tax	124,296	106,464	350,371	238,542
Income tax expense from continuing operations	32,780	28,288	94,855	61,219
Income from continuing operations	91,516	78,176	255,516	177,323

Discontinued operations:
Income from discontinued operations before income tax	—	20,285	4,003	53,212
Gain on sale of discontinued operations	—	34,049	176,078	34,049
Income tax expense from discontinued operations	—	3,917	45,468	11,444
Income from discontinued operations	—	50,417	134,613	75,817

Net income	$91,516	$128,593	$390,129	$253,140

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.47	$0.36	$1.27	$0.80
Diluted	$0.46	$0.36	$1.25	$0.79
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$—	$0.24	$0.67	$0.35
Diluted	$—	$0.23	$0.66	$0.34
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$0.47	$0.60	$1.94	$1.15
Diluted	$0.46	$0.59	$1.91	$1.13
Weighted average shares:
Basic	196,198,638	213,636,876	201,042,902	219,312,260
Diluted	199,258,304	217,927,725	204,461,042	223,933,319

Unaudited Segment Operating Data
The Company operates in two reportable segments: Modular and Storage. Modular represents the activities of the North American modular business, excluding ground level offices, which were transferred to the Storage segment during the first quarter of 2023. Storage represents the activities of the North American portable storage and ground level office business. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. Effective January 1, 2023, we transferred approximately 6,000 Ground Level Office (GLO) modular products from the Modular Solutions segment to our Storage Solutions segment. We transferred these legacy WillScot GLOs to the Storage Solutions segment because they are modified container products that can be operated more efficiently on the legacy Mobile Mini branch and logistics infrastructure. The adjustment transferred approximately $49.8 million of revenue and $20.8 million of Adjusted EBITDA on an annualized basis from Modular Solutions to Storage Solutions. We recast historical segment financial results and operating key performance indicators (KPIs) to reflect this transfer.
For the three months ended September 30, 2022, this transfer resulted in approximately $13.3 million of revenue, $7.3 million of gross profit, and $5.4 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. For the nine months ended September 30, 2022, this resulted in approximately $36.8 million of revenue, $20.9 million of gross profit, and $14.8 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. As part of the transfer, we adjusted average monthly rental rate for modular units (Ground Level Offices) in the Storage segment to incorporate Value-Added Products specifically applicable to Ground Level Offices.
Comparison of Three Months Ended September 30, 2023 and 2022

	Three Months Ended September 30, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$387,806	$217,028	$604,834
Gross profit	$181,179	$158,515	$339,694
Adjusted EBITDA from continuing operations	$148,386	$117,094	$265,480
Capital expenditures for rental equipment	$51,400	$11,988	$63,388
Average modular space units on rent	81,866	18,410	100,276
Average modular space utilization rate	65.4%	59.4%	64.2%
Average modular space monthly rental rate	$1,142	$854	$1,089
Average portable storage units on rent	480	147,694	148,174
Average portable storage utilization rate	61.1%	70.1%	70.0%
Average portable storage monthly rental rate	$258	$246	$246

	Three Months Ended September 30, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$362,072	$215,936	$578,008
Gross profit	$149,521	$148,364	$297,885
Adjusted EBITDA from continuing operations	$135,246	$104,122	$239,368
Capital expenditures for rental equipment	$81,052	$41,246	$122,298
Average modular space units on rent	83,300	22,116	105,416
Average modular space utilization rate	67.9%	72.0%	68.7%
Average modular space monthly rental rate	$999	$719	$940
Average portable storage units on rent	556	175,946	176,502
Average portable storage utilization rate	63.1%	88.8%	88.7%
Average portable storage monthly rental rate	$227	$197	$197

Comparison of Nine Months Ended September 30, 2023 and 2022

	Nine Months Ended September 30, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$1,108,151	$644,240	$1,752,391
Gross profit	$519,254	$471,440	$990,694
Adjusted EBITDA from continuing operations	$436,793	$336,870	$773,663
Capital expenditures for rental equipment	$141,183	$24,543	$165,726
Average modular space units on rent	81,885	19,282	101,167
Average modular space utilization rate	65.8%	62.3%	65.1%
Average modular space monthly rental rate	$1,096	$815	$1,043
Average portable storage units on rent	479	155,099	155,578
Average portable storage utilization rate	60.4%	74.0%	73.9%
Average portable storage monthly rental rate	$232	$229	$229

	Nine Months Ended September 30, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$985,873	$566,196	$1,552,069
Gross profit	$418,730	$388,429	$807,159
Adjusted EBITDA from continuing operations	$357,656	$258,128	$615,784
Capital expenditures for rental equipment	$221,111	$95,699	$316,810
Average modular space units on rent	82,122	22,411	104,533
Average modular space utilization rate	67.5%	73.2%	68.6%
Average modular space monthly rental rate	$945	$657	$883
Average portable storage units on rent	498	163,855	164,353
Average portable storage utilization rate	56.5%	86.1%	86.0%
Average portable storage monthly rental rate	$201	$182	$182

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2023 (unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$5,789	$7,390
Trade receivables, net of allowances for credit losses at September 30, 2023 and December 31, 2022 of $78,738 and $57,048, respectively	469,344	409,766
Inventories	44,729	41,030
Prepaid expenses and other current assets	48,392	31,635
Assets held for sale - current	951	31,220
Total current assets	569,205	521,041
Rental equipment, net	3,347,017	3,077,287
Property, plant and equipment, net	328,054	304,659
Operating lease assets	256,272	219,405
Goodwill	1,158,076	1,011,429
Intangible assets, net	401,313	419,125
Other non-current assets	15,541	6,683
Assets held for sale - non-current	—	268,022
Total long-term assets	5,506,273	5,306,610
Total assets	$6,075,478	$5,827,651
Liabilities and equity
Accounts payable	$92,319	$109,349
Accrued expenses	123,238	109,542
Accrued employee benefits	31,550	56,340
Deferred revenue and customer deposits	227,257	203,793
Operating lease liabilities - current	56,588	50,499
Current portion of long-term debt	15,981	13,324
Liabilities held for sale - current	—	19,095
Total current liabilities	546,933	561,942
Long-term debt	3,460,066	3,063,042
Deferred tax liabilities	535,434	401,453
Operating lease liabilities - non-current	193,364	169,618
Other non-current liabilities	27,045	18,537
Liabilities held for sale - non-current	—	47,759
Long-term liabilities	4,215,909	3,700,409
Total liabilities	4,762,842	4,262,351
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 193,460,704 and 207,951,682 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	20	21
Additional paid-in-capital	2,218,110	2,886,951
Accumulated other comprehensive loss	(44,073)	(70,122)
Accumulated deficit	(861,421)	(1,251,550)
Total shareholders' equity	1,312,636	1,565,300
Total liabilities and shareholders' equity	$6,075,478	$5,827,651

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic and ongoing operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA From Continuing Operations
Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted for certain items not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Income from continuing operations	$91,516	$78,176	$255,516	$177,323
Income tax expense from continuing operations	32,780	28,288	94,855	61,219
Interest expense	53,803	38,009	145,915	101,732
Depreciation and amortization	84,802	83,671	242,927	234,762
Currency losses, net	96	160	6,885	124
Restructuring costs, lease impairment expense and other related charges	—	—	22	168
Transaction costs	787	—	787	35
Integration costs	780	3,902	6,900	13,182
Stock compensation expense	8,636	7,111	26,134	22,512
Other	(7,720)	51	(6,278)	4,727
Adjusted EBITDA from continuing operations	$265,480	$239,368	$773,663	$615,784
The following tables provide unaudited reconciliations of Income before income tax to Adjusted EBITDA for the ground level office segment adjustment:

	Three Months Ended September 30,	Nine Months Ended September 30,
(in thousands)	2022	2022
Income before income tax	$4,521	$12,121
Depreciation	906	2,725
Adjusted EBITDA	$5,427	$14,846

Twelve Months Ended December 31,
(in thousands)	2022
Income before income tax	$17,142
Depreciation	3,624
Adjusted EBITDA	$20,766

Adjusted EBITDA Margin From Continuing Operations
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Adjusted EBITDA from continuing operations (A)	$265,480	$239,368	$773,663	$615,784
Revenue (B)	$604,834	$578,008	$1,752,391	$1,552,069
Adjusted EBITDA Margin from Continuing Operations (A/B)	43.9%	41.4%	44.1%	39.7%
Income from continuing operations (C)	$91,516	$78,176	$255,516	$177,323
Income from Continuing Operations Margin (C/B)	15.1%	13.5%	14.6%	11.4%

Net Debt to Adjusted EBITDA From Continuing Operations ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from continuing operations from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides an unaudited reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	September 30, 2023
Long-term debt	$3,460,066
Current portion of long-term debt	15,981
Total debt	3,476,047
Cash and cash equivalents	5,789
Net debt (A)	$3,470,258

Adjusted EBITDA from continuing operations from the three months ended December 31, 2022	$268,090
Adjusted EBITDA from continuing operations from the three months ended March 31, 2023	246,842
Adjusted EBITDA from continuing operations from the three months ended June 30, 2023	261,341
Adjusted EBITDA from continuing operations from the three months ended September 30, 2023	265,480
Adjusted EBITDA from continuing operations from the last twelve months (B)	$1,041,753
Net Debt to Adjusted EBITDA ratio (A/B)	3.3

Free Cash Flow and Free Cash Flow Margin
Free Cash Flow is a non-GAAP measure. We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow as presented includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.
The following table provides unaudited reconciliations of Free Cash Flow and Free Cash Flow Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$190,998	$210,385	$541,918	$544,238
Purchase of rental equipment and refurbishments	(63,388)	(135,076)	(166,097)	(360,465)
Proceeds from sale of rental equipment	12,720	17,183	37,974	52,263
Purchase of property, plant and equipment	(5,563)	(10,000)	(16,752)	(30,253)
Proceeds from the sale of property, plant and equipment	13,001	894	13,266	1,645
Free Cash Flow (A)	$147,768	$83,386	$410,309	$207,428

Revenue from continuing operations (B)	$604,834	$578,008	$1,752,391	$1,552,069
Revenue from discontinued operations	—	60,153	8,694	176,627
Total Revenue including discontinued operations (C)	$604,834	$638,161	$1,761,085	$1,728,696
Free Cash Flow Margin (A/C)	24.4%	13.1%	23.3%	12.0%

Net cash provided by operating activities (D)	$190,998	$210,385	$541,918	$544,238
Net cash provided by operating activities margin (D/C)	31.6%	33.0%	30.8%	31.5%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX including discontinued operations includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Total purchases of rental equipment and refurbishments	$(63,388)	$(135,076)	$(166,097)	$(360,465)
Total proceeds from sale of rental equipment	12,720	17,183	37,974	52,263
Net CAPEX for Rental Equipment	(50,668)	(117,893)	(128,123)	(308,202)
Purchase of property, plant and equipment	(5,563)	(10,000)	(16,752)	(30,253)
Proceeds from sale of property, plant and equipment	13,001	894	13,266	1,645
Net CAPEX including discontinued operations	(43,230)	(126,999)	(131,609)	(336,810)
UK Storage Solutions Net CAPEX	—	(3,903)	87	(22,855)
Tank and Pump Net CAPEX	—	(7,935)	—	(21,438)
Net CAPEX from continuing operations	$(43,230)	$(115,161)	$(131,696)	$(292,517)

Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26% effective in 2023. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities. Denominator is calculated as a four quarter average for annual metrics and two quarter average for quarterly metrics.
The following table provides unaudited reconciliations of Return on Invested Capital. Average Invested Capital and Adjusted EBITDA related to our former Tank and Pump segment and former UK Storage Solutions segment have been excluded prospectively from July 1, 2022 and January 1, 2023, respectively, and prior periods have not been adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Total Assets	$6,075,478	$5,810,264	$6,075,478	$5,810,264
Goodwill	(1,158,076)	(1,064,582)	(1,158,076)	(1,064,582)
Intangible assets, net	(401,313)	(431,291)	(401,313)	(431,291)
Total Liabilities	(4,762,842)	(4,129,125)	(4,762,842)	(4,129,125)
Long Term Debt	3,460,066	2,935,800	3,460,066	2,935,800
Net Assets excluding interest bearing debt and goodwill and intangibles	$3,213,313	$3,121,066	$3,213,313	$3,121,066
Average Invested Capital (A)	$3,133,997	$3,147,195	$3,104,225	$3,117,986

Adjusted EBITDA	$265,480	$251,339	$773,663	$676,497
Depreciation	(78,864)	(79,851)	(225,114)	(234,644)
Adjusted EBITA (B)	$186,616	$171,488	$548,549	$441,853

Statutory Tax Rate (C)	26%	25%	26%	25%
Estimated Tax (B*C)	$48,520	$42,872	$142,623	$110,463
Adjusted earnings before interest and amortization (D)	$138,096	$128,616	$405,926	$331,390
ROIC (D/A), annualized	17.6%	16.3%	17.4%	14.2%